Exhibit 99.1
MacroGenics Announces Pausing of Enrollment of New Study Participants in LINNET Trial

FDA has placed partial clinical hold on LINNET study of lorigerlimab in gynecologic cancer

ROCKVILLE, MD., February 23, 2026 (GLOBE NEWSWIRE) — MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on developing innovative antibody-based therapeutics for the treatment of cancer, today announced that the U. S. Food and Drug Administration (FDA) has placed a partial clinical hold on its Phase 2 LINNET study of lorigerlimab, an investigational, bispecific DART® molecule that targets PD-1 and CTLA-4, in patients with gynecologic cancers. Under the partial clinical hold, no new patients will be enrolled in the LINNET study until the partial hold is lifted by the FDA. Current study participants may continue to receive study drug.

The FDA’s partial clinical hold was initiated following the Company’s recent notification to the FDA of a temporary pause in enrollment of new participants in the LINNET trial due to the occurrence of recent safety events. The safety events that prompted the enrollment pause occurred across four patients and included Grade 4 thrombocytopenia (N=2), Grade 4 myocarditis (N=1), and Grade 4 neutropenia and concurrent septic shock (N=1) which led to a Grade 5 event. To date, 41 study participants have been dosed at 6 mg/kg every 3 weeks across the platinum-resistant ovarian cancer (PROC) and clear cell gynecologic cancer (CCGC) cohorts.

“At MacroGenics, our top priority is patient safety,” said Eric Risser, President and CEO. “MacroGenics is fully committed to working closely with the FDA to resolve the partial clinical hold and we intend to resume study enrollment as soon as possible.”

About the LINNET Study

The LINNET study is evaluating lorigerlimab, an investigational, bispecific DART® molecule that targets PD-1 and CTLA-4, as monotherapy in a Simon two-stage trial in eligible patients with PROC who have received up to three prior lines of therapy. If a predefined activity threshold is met in the first stage — based on approximately 20 patients — the study may expand to enroll an additional 20 patients. The study was also designed to enroll up to 20 patients with CCGC who have received at least one prior line of therapy. The primary endpoint is objective response rate (ORR), with multiple secondary endpoints.

About MacroGenics, Inc.
MacroGenics (the Company) is a biopharmaceutical company focused on developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic

Exhibit 99.1
domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. MacroGenics and the MacroGenics logo are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of clinical updates and safety and efficacy data for the Company’s ongoing clinical trials and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential,” “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy, including our ability to execute on our key strategic priorities for 2025 and 2026, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the risk of delays or failure in reaching an agreement with the FDA regarding the release of a clinical hold, risks that TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s revenue, expenses and costs may not be as expected, risks relating to TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s market acceptance, competition, reimbursement and regulatory actions; future data updates, including timing and results of efficacy and safety data with respect to product candidates in ongoing clinical trials; our ability to provide manufacturing services to our customers; the uncertainties inherent in the initiation and enrollment of future clinical trials; the availability of financing to fund the internal development of our product candidates; expectations of expanding ongoing clinical trials; expectations for the timing and steps required in the regulatory review process; expectations for regulatory approvals; expectations of future milestone payments; the impact of competitive products; our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; costs of litigation and the failure to successfully defend lawsuits and other claims against us; and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

CONTACTS

Jim Karrels, Senior Vice President, CFO

Exhibit 99.1
1-301-251-5172
info@macrogenics.com

Argot Partners
1-212-600-1902
macrogenics@argotpartners.com